Exhibit 99.1

Dreams Reports Fourth Quarter and Full Year 2011 Financial Results

$75.2 Million in Fourth Quarter Revenues Drives 26% Increase in Net Income of $5.2 Million or $0.12 per Share

PLANTATION, Fla., March 29, 2012 – Dreams, Inc. (NYSE Amex: DRJ), a technology driven, multi-channel retailer focused on the licensed sports products industry, reported financial results for the fourth quarter and full year ended December 31, 2011.

Q4 2011 vs. Q4 2010 Financial Highlights:

•	Revenues up 24% to $75.2 million;

•	E-commerce revenues up 27% to $64.6 million;

•	Net income up 26% to $5.2 million or $0.12 per share; and

•	Adjusted EBITDA up 23% to $10.2 million.

Fourth Quarter 2011 Financial Results

Total revenues in the fourth quarter of 2011 increased 24% to $75.2 million, compared to $60.7 million in the fourth quarter of 2010. This was primarily attributable to a 27% increase in e-commerce revenues to $64.6 million. E-commerce revenues were driven by a 27% increase in organic growth of the company’s owned brands to $37.8 million, led by www.FansEdge.com, and Dreams’ web syndication platform, which generated a 24% increase in revenues to $26.8 million.

Income from operations was $9.7 million in the fourth quarter of 2011, compared to $7.9 million in the year-ago quarter. The growth in income from operations was primarily attributable to the aforementioned increase in e-commerce revenues.

Net income in the fourth quarter of 2011 increased 26% to $5.2 million or $0.12 per share, compared to net income of $4.1 million or $0.10 per share in the year-ago quarter.

Adjusted EBITDA increased 23% to $10.2 million in the fourth quarter of 2011, compared to adjusted EBITDA of $8.3 million in the year-ago quarter (see definition and important discussion of this non-GAAP measure, below).

Fourth Quarter 2011 Operational Highlights:

•	Web syndication client portfolio increased to 77; and

•	Established a $35 million credit facility with PNC Bank with an additional $5 million seasonal over-advance, which expands the company’s liquidity by $12.5 million.

Full Year 2011 Financial Results

Total revenues in 2011 increased 27% to $141.7 million from $111.4 million in 2010. This increase was primarily attributable to a 33% increase in e-commerce revenues to $113.0 million. E-commerce revenues were driven by a 35% increase in organic growth of the company’s owned brands to $69.0 million, led by www.FansEdge.com, and Dreams’ web syndication platform, which generated a 29% increase in revenues to $44.0 million.

Income from operations was $2.8 million in 2011, compared to $3.9 million in 2010. The decrease in income from operations was due primarily to one-time charges associated with the settlement and related costs of two legal cases in addition to write-offs and expenses associated with the closure of four Field of Dreams stores during the year. Depreciation and amortization also increased due to the expansion of the company’s distribution capacity.

Net income in 2011 was $1.2 million or $0.03 per share, compared to net income of $1.3 million or $0.03 per share in 2010.

Adjusted EBITDA increased 9% to $7.5 million in 2011, compared to adjusted EBITDA of $6.9 million in 2010 (see definition and important discussion of this non-GAAP measure, below).

Management Commentary

“2011 was another record year for Dreams and was largely driven by our fully integrated e-commerce platform allowing our company to take market share in the licensed sports products industry,” said Ross Tannenbaum, president and CEO of Dreams. “In our fourth quarter, we generated record revenue, EBITDA and net income in what has historically been our high watermark for the year due to the holiday shopping season. During the year, we launched 19 new web syndication sites and nearly doubled the growth rate of our organic revenues, led by FansEdge.com.

“As we advance through 2012, we are in a strong position to sustain our financial and operational momentum. The proactive investments we made in our professional talent over the past two years will help support our robust organic growth within our owned brands, invigorate the sales of our current web syndication partners, as well as our pipeline of new business. In fact, I am pleased to announce that we’ve recently entered into a partnership with Modell’s Sporting Goods, which marks our third partnership with a sporting goods retailer in the past four months.

“In addition to our previously reported expectations of approximately $175 million in revenues for 2012, we are introducing EBITDA guidance for the year. Our revenue base has reached a level in which we are able to more effectively leverage our operating expenses and generate meaningful profitability. This, combined with our expectations of continued organic growth, pipeline of business, and the culmination of significant one-time expenses in 2011, gives us confidence in our expectations of $12-$13 million in EBITDA for 2012.”

2012 Outlook

As previously disclosed on the company’s full year 2011 pre-announcement press release issued and effective March 12, 2012, Dreams expects fiscal year 2012 revenues to be approximately $175 million, with the e-commerce channel expected to grow 30% to $147 million. The company also expects EBITDA in 2012 to range between $12-$13 million, representing an increase between 116%-134%.

Conference Call

Dreams will host a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2011. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

Date: Thursday, March 29, 2012

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In Number: 888-669-0684

International: 201-604-0469

To listen to the live Webcast, please go to http://www.visualwebcaster.com/event.asp?id=85893. A replay of the Webcast will be available for the next 90 days following the conclusion of the call via Dreams’ Web site at www.DreamsCorp.com.

Reconciliation of Non-GAAP Financial Measures

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “EBITDA” and “adjusted EBITDA.”

The company defines EBITDA as net income before non-controlling interest, interest, net, income tax expense, other income, and depreciation and amortization. The company defines adjusted EBITDA as net income before non-controlling interest, interest, net, income tax expense, other income, depreciation and amortization, restructuring and severance costs, impairment charges, non-cash stock option expense, certain legal expenses, settlements and related costs outside the normal course of business, and one-time charges and credits. The company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate the company’s performance. In the company’s opinion, these non-GAAP measures provide meaningful supplemental information regarding the company’s performance. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the company’s performance and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to the company’s historical performance. The company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the health of the company’s business.

The differences between EBITDA, adjusted EBITDA and GAAP net income are as follows:

DREAMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010

Net Income	1,234	1,343	5,135	4,100

Non-controlling interest	(29)	(2)	50	19

Interest, net	978	1,185	388	201

Income tax expense	729	1,363	3,369	3,156

Other Income	(72)	—	—	—

Depreciation and amortization	2,709	1,820	708	463

EBITDA	5,549	5,709	9,650	7,939

Restructuring and severance costs	34	—	—	—

Impairment charges	103	—	—	—

Stock option expense- non-cash	82	—	30	—

Certain legal expenses	508	100	51	—

Settlements and related costs	1,090	25	495	—

One-time charges and credits	144	1,075	—	405

Adjusted EBITDA	7,510	6,909	10,226	8,344

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Important Cautions Regarding Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Forward looking statements made in the press release include, but are not limited to, statements made by Mr. Tannenbaum regarding the future activities and growth of the company, including that the company expects fiscal year 2012 revenues to be approximately $175 million, with the e-commerce channel expected to grow 30% to $147 million, and that the company also expects EBITDA for fiscal year 2012 to range between $12-$13 million, which represents an increase between 116%-134% over 2011. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with PNC Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

DRJ@liolios.com

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$1,860	$440
Accounts receivable, net	11,590	9,898
Notes receivable, current	131	—
Inventories	44,695	32,609
Prepaid expenses and other current assets	3,060	2,166
Deferred tax asset	1,396	1,340

Total current assets	62,732	46,453
Property and equipment, net	6,795	5,538
Deferred loan costs	185	234
Notes Receivable	121	—
Goodwill, net	8,650	8,650
Other intangible assets, net	5,738	5,821
Other assets	9	9

Total Assets	$84,230	$66,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,886	$14,477
Accrued liabilities	9,818	9,264
Current portion of long-term debt	275	323
Borrowings against line of credit	10,500	1,128
Capital lease obligation, current	445	—
Deferred credits	1,897	1,622

Total current liabilities	41,821	26,814
Long-term debt, less current portion	1,418	1,694
Capital lease obligation	698	168
Long-term deferred tax liability	3,581	2,887

Total Liabilities	$47,518	$31,563

Stockholders’ equity:
Preferred stock authorized 10,000,000 shares; issued and 0 outstanding shares as of December 31, 2011 and December 31, 2010	—	—

	December 31, 2011	December 31, 2010
Common stock and additional paid-in capital, no par value; authorized 100,000,000, and 100,000,000 shares; issued and outstanding 44,662,579 and 44,107,464 shares as of December 31, 2011, and December 31, 2010, respectively	44,179	43,814
Treasury stock 38,400 issued as of December 31, 2011 and December 31, 2010	(46)	(46)
Accumulated deficit	(7,354)	(8,588)
Non-controlling interest in subsidiaries	(67)	(38)

Total stockholders’ equity	36,712	35,142

Total liabilities and stockholders’ equity	$84,230	$66,705

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and earnings per share amounts)

	Year ended December 31, 2011	Year ended December 31, 2010
Revenues:
Manufacturing/Distribution	$10,807	$11,107
Retail	130,697	99,798
Other—Fees	216	458

Total Revenues	$141,720	$111,363

Expenses:
Cost of sales—manufacturing/distribution	$6,232	$6,543
Cost of sales—retail	69,803	53,172
Operating expenses	60,136	45,939
Depreciation and amortization	2,709	1,820

Total Expenses	$138,880	$107,474

Income from operations	$2,840	$3,889
Interest (expense), net	(978)	(1,185)
Other (expense) / income	72	—

Income before income taxes	$1,934	$2,704
Provision for Income tax (expense)/benefit:
Current	(376)	(295)
Deferred	(353)	(1,068)

Net income	$1,205	$1,341
Net loss attributable to non-controlling interest	29	2
Net income attributable to Dreams, Inc.	$1,234	$1,343

Basic income per share	$0.03	$0.03

Basic weighted average common shares outstanding	44,610,838	40,715,535

Dilutive income per share	$0.03	$0.03
Potentially dilutive weighted average shares outstanding	45,087,436	41,636,411